COMPANY ACQUISITION AGREEMENT

This COMPANY ACQUISITION AGREEMENT ("**Agreement**") is made as of the April 28, 2020, (the "**Signing Date**") between QGLOBAL SMS, LLC a Florida Corporation, with its principal address at 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134 ("**Buyer**") and Jesus Vega, ("**Seller**") regarding the acquisition of the 100% of the shares and additional assets in ALCYCON CLOUD SMS, S.A.S ("The Company"), registered with the Secretary of Information and Communication Technology (ICT) in Colombia.

RECITALS:

1. Seller is the registered and beneficial owner of 100% of the Membership Interest (Capital Stock) of Alcycon Cloud SMS, S.A.S, a Colombian corporation, domiciled at Calle 11 10-25, Ocana, Colombia (The Company).

2. The Company's principal business activity is the sale of Short Messages (SMS) for Retail Market.

3. Buyer desires to purchase, and Seller desires to sell 100% of Membership Interest (Capital Stock) and additional assets of The Company, pursuant to the terms and provisions of this Agreement.

4. As consequence of this acquisition and the investment of iQSTEL, the parties have agreed to work to achieve the goal of $300,000 in revenue in a yearly basis counting after the closing date, with an EBITDA average up to 40%.

5. The parties plan to expand services from SMS to offer onmichannel products and services such as SMS, Emails, Rich Communications Services (RCS), Social Media Channels (Whats App, Messenger, etc), Web Real-Time Communication (WebRTC), VoIP (IP-PBX, SIP Trunking), ChatBots (Artificial Intelligence Based), SMS to Email and Email to SMS.

IN CONSIDERATION of the mutual covenants, agreements, representations, and warranties contained in this Agreement the parties agree as follows:

1. <u>DEFINITIONS.</u>

A. <u>Signing Purchase Agreement (Signing Date):</u> Corresponds to the moment in which this Purchase Agreement is signed, which will implicitly means all acquisition terms are already

accepted by Seller and Buyer and is a binding agreement. Even though the ownership of The Company has not been transferred to Buyer, there is a firm commitment to do so within the terms of this contract. In the same way, from this moment, it will not be possible to sell, alienate, indebt, distribute dividends of The Company, shares, assets or bank accounts without the express authorization of Buyer. Seller is committed to maintaining The Company in full and complete operability.

B. Transfer of the Shares of The Company to Buyer (Closing Date): Corresponds to the moment in which the 100 % of the Membership Interest (Capital Stock) of Alcycon Cloud SMS, S.A.S are transferred to QGLOBAL SMS, LLC. This closing date must comply with the conditions at the closing date. The Parties agree that this date will be as soon as possible but should not be later than 90 days.

2. PURCHASE AND SALE.

Subject to terms and conditions of this Agreement and upon the basis of the covenants, representations and warranties of Seller as set forth below, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller one hundred percent (100%) of the Membership Interest (Capital Stock) and additional assets of The Company. The Seller and the Buyer have agreed that:

A. The total purchase price of the 100% of Member Interests of The Company is TWENTY FIVE THOUSAND DOLLARS (US$ 25,000.00) (**"The Company Purchase Price"**). All the TWENTY FIVE THOUSAND DOLLARS (US$ 25,000.00) will be paid to the Seller as follows:

1. FIFTEEN THOUSAND DOLLARS (US$ 15,000.00) in cash in, to be used for the development of the retail marketing plan.
2. TEN THOUSAND DOLLARS (US$ 10,000.00) in cash out, to be paid to Jesus Vega (Seller).

B. All payments will be mande within the next 12 months after the Closing Date, in accordance with a monthly payment plan that will be subsequently defined and that will be part of this Acquisition Agreement.

C. The TWENTY FIVE THOUSAND DOLLARS (US$ 25,000.00) will be made by iQSTEL, Inc., a Public trade Company OTC Pink: IQST, whit address at 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134.

D. The term "**Dollars**", as used in this Agreement, is defined to be lawful United States currency.

3. ASSIGNMENT OF SHARES.

Subject to the terms of this Agreement, Seller will deliver to Buyer at Closing Date an assignment declaration evidencing the transfer of Membership Interest of The Company have been completed.

4. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows, and acknowledges and confirms that Buyer is relying upon such representations and warranties in connection with the purchase of the Membership Interest and additional assets of The Company:

(a) Incorporation and Share Capital. The Company is duly incorporated under the laws of Colombia, is not a public company, is a valid and subsisting company in good standing under the laws of Colombia, and has at all times been domiciled in Calle 11 10-25, Ocana, Colombia for the purposes of all applicable income tax legislation. All The Company´s information such as registration certificate, By Laws, financial statements, bank statement for the last three months and bank account information is described in **Exhibit A.**

There are no other Membership interest in the capital of The Company other than the ones of the Seller. Membership Interest is fully paid and non-assessable. No person, firm or corporation other than Buyer has any agreement or option or a right capable of becoming an agreement or option for the purchase, subscription or issuance of any of the issued or unissued Membership Interest in the capital stock of The Company or to direct the voting or disposition of the Membership Interests. There are no shareholders or other agreements affecting the Membership or Seller's ability to transfer the Membership to Buyer.

Seller is the owner, beneficially and of record, of the Membership Interest and additional assets of The Company, free of any liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Seller has the right and authority to enter into this Agreement on the terms and conditions set forth in it, and has full power to transfer the legal and beneficial ownership of the Membership Interest and additional assets of The Company to Buyer without giving notice to, making any filing with, or obtaining the consent or approval of any other person or governmental authority.

(b) Legal Requirements. The Company and Seller each have the power to carry on the Business, are duly qualified to carry on business in USA, and hold all required licenses, permits, approvals and authorizations for carrying on the Business. The Company has complied with all applicable federal, state or local statutes, laws and regulations affecting the operation of the Business. Seller has the right, power, legal capacity, and authority to enter into, and perform Seller's obligations under, this Agreement.

The Company is not in default or breach of, and there exists no state of facts which after notice or lapse of time, or both, would constitute a default or breach of, any of the material contracts. All of the material contracts are in good standing.

The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement, or of any law, regulation or ordinance; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of The Company or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which any of Seller or The Company is a party, or by which any of them, or the property of any of them, is bound; (iii) an event that would permit any party to terminate any agreement, or to accelerate the maturity of any indebtedness or other obligation of The Company; or (iv) the creation or imposition of any lien, encumbrance or restriction of any nature in favor of a third party upon or against The Company or the Shares.

All material transactions of The Company has been promptly and properly recorded or filed in the appropriate books and records.

(c) Ordinary Course of Business. The Business has been carried on in the ordinary course and The Company has not entered into any material agreements or commitments other than in the ordinary course of the routine affairs of the Business. Without limiting the generality of the foregoing, except in the ordinary course of the routine affairs of the Business or as disclosed in this Agreement, The Company has not: (i) made or authorized any payment to any officers, directors, employees or other persons, including the payment of any personal expenses of Seller, except at the regular rates of salary, bonus or other remuneration payable to them as of the Inspection Date; (ii) paid or authorized any dividends or other distributions on, or payments in respect of, any of their shares or securities; (iii) made any loan or advance to any person;

(iv) subjected any of the Assets to any mortgage, deed of trust, lien, pledge, conditional sales contract, security interest, lease, encumbrance or charge; (v) sold, leased or otherwise transferred or disposed of any of the Assets; (vi) modified, amended or terminated any agreement, or waived or released any rights under any agreement; (vii) incurred any debt, obligation or liability of any nature, whether accrued, absolute, contingent or otherwise; (viii) issued or sold, other than to Buyer, any equity or debt security; (ix) made any changes or amendments to the Articles of Incorporation or Bylaws of The Company; or (x) authorized or agreed to do any of the matters described in the preceding clauses (i) through (x).

The Company has not experienced, nor is Seller aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the financial condition, business, assets or prospects of The Company.

(d) Claims and Litigation. There is no claim, suit, action, arbitration, governmental inquiry, Tax injunction, consent decree or legal, administrative or other proceeding existing, pending, or threatened against or relating to The Company or to The Company's financial condition, or to the Business, or any of the Total Assets, nor does Seller know of, or have reasonable grounds for, believing that there is any basis for any such action, arbitration, proceeding or inquiry.

(e) Financial Statements. The financial statements of The Company, attached as part of **Exhibit A** made a part hereof, are true and correct in every material respect, have been prepared in accordance with generally accepted accounting principles consistently followed by The Company throughout the periods indicated, present fairly the financial position of The Company as of the respective dates of the balance sheets included in the financial statements and the results of its operations for the respective periods indicated, and do not include or omit to state any fact which renders such financial statements misleading. Except as and to the extent shown or provided for in such financial statements, The Company has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the Assets.

All financial and other information provided by Seller to Buyer and its representatives to date is true and correct in every material respect, and no extraordinary events of any nature have in any way affected such information or the Business. There are no additional sets of books, duplicate sets, "second sets" or other documents or records of the Business kept by Seller, or The Company which purport to show the financial status of the Business and that have not been delivered to or inspected by Buyer.

(f) Audit and Due Diligence. Seller acknowledges that the Buyer will perform at the Buyer's expense a formal audit and due diligence of the financial and legal information of The Company within the SEC standards for years 2017, 2018 and 2019 ("**Audit**" and "**Due Diligence**"). A detailed list of all The Company's assets and liabilities up to the date of the Signing Date shall be included in **Exhibit C and Exhibit D** respectively.

In order to start the Audit and the Due Diligence, Seller must provide with all accountable information. Seller commits to deliver the accountable information for The Company specified in **Exhibit E** in accordance with the SEC standards, within reasonable time after Signing Date.

In the event that the Audit and Due Diligence reflects any deviation that impacts the business value of The Company, Buyer shall have the right to make an adjustment in the acquisition price.

(g) Taxes and Unemployment Compensation. There are no special charges or levies, taxes, unemployment compensation contributions, penalties or interest that form or might form a charge or encumbrance that may become payable by The Company or Buyer as a result of, or in connection with, any event that has occurred to the date of this Agreement.

(h) All Accounts Paid. All account billings which have been received by The Company or Seller for work, labor or materials in connection with the Business have been paid in the ordinary course of the routine affairs of the Business.

(i) Liabilities. All The Company´s liabilities are listed in **Exhibit D,** along with a list of the payable accounts to carriers and their expiration date. It is expressed in **Exhibit D** the conditions of payment of such liabilities or if so, if there are payment agreements for those liabilities. If there is any liability that is not listed in **Exhibit D** or hasn't been disclosed or declared by the Seller, such liability won't be accepted by Buyer as a The Company liability.

(j) Contractual Arrangements. The Company does not have any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with lessees, licensees, managers, accountants, suppliers, agents, officers, distributors, directors, lawyers, or other third parties, which cannot be terminated on a reasonable period's notice.

(k) Employment Matters. (i) The Company is in compliance with all Colombian federal, state and local laws, ordinances and regulations respecting employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

The Company is not, and has never been, a party to any profit sharing, retirement, pension or similar plans, or other deferred compensation plans affecting the Business, except as disclosed on **Exhibit B**, attached hereto and made a part hereof. The Company and is not now, nor have it ever been, a party to any union contract or collective bargaining agreement with any labor union or other association of employees and, to the best of the knowledge of Seller, no attempt has been made to organize or certify the employees of The Company as a bargaining unit. The Company is not a party to, nor bound by, any written or oral employment, advisory or consulting agreement other than those terminable at will by The Company. All employment benefits of The Company in place, including without limitation, any insurance plans are disclosed on **Exhibit B**; (ii) to the knowledge of Seller, The Company has never been fined or otherwise penalized by reason of any failure to comply with the Colombian immigration laws, nor, to the knowledge of Seller, is any such proceeding pending or threatened; (iii) **Exhibit B**, attached hereto and made a part hereof, contains a list of all employees of The Company, their wages and other remuneration of every kind, including current year vacation pay earned to date, accrued sick leave, and the date and amount of the latest wage increase of each such employee. There has been no hiring of new employees or termination of existing employees, voluntary or otherwise, by The Company since the Inspection Date.

(l) Tax Matters.

(i) Each of the returns required to filed by The Company on or before the Closing Date (the "**The Company Returns**") with respect to any income, franchise, sales, property, employment or any other tax or governmental charge (or by Seller with respect to The Company or its operation) with any governmental body; (1) has been timely filed (including any extensions); and (2) has been prepared in compliance with applicable law. All amounts, whether or not shown on The Company Returns, due on or before the Closing Date have been paid, except to the extent such amounts are being contested in good faith by The Company or are properly reserved for on the books or records of The Company, as provided to the Buyer. All taxes that The Company has been required to collect or withhold on or before the date of this Agreement have been duly collected or withheld, and to the extent required when due, have been duly paid to the proper governmental body. The Company has delivered, or made available to Buyer, correct and complete copies of all "The Company Returns", examination reports and statement of deficiencies assessed against or agreed to by The Company. True and correct copies of the "The Company

Returns" for 2016, 2017 and 2018 are attached hereto as part of **<u>Exhibit F</u>** and made a part hereof. "

(ii) Except as otherwise disclosed to Buyer, there has not been any audit of any "The Company Return" by any governmental body. No audit of any such "The Company Return" is in progress, and neither The Company nor Seller have been notified in writing by any governmental body that any such audit is contemplated or pending. No extension of time with respect to any date on which a "The Company Return" was required to be filed by The Company is in force and now waiver or agreement by or with respect to The Company is in force for the extension of time for the payment of any taxes. No written claim has been made by any governmental body in a jurisdiction where The Company does not file tax returns that The Company is subject to taxation by that jurisdiction which would result in an obligation of The Company to pay taxes.

(iii) The Company has not agreed to nor is required to make any adjustment for any period after the Closing Date. There is no application pending with any governmental body requesting permission for any such change in any accounting method of The Company and the corresponding tax authority in the jurisdiction where The Company operates has not issued in writing any pending proposal regarding any such adjustment or change in accounting method.

(iv) The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, taxes.

(v) The sale of the shares and the consumption of the transactions contemplated by this Agreement does not create any tax liabilities for The Company. Seller will perform the rigor consultations with the American Tax Agency in order to measure the impact of the sale of the shares of The Company and shall formally notify Buyer by correspondence about the impact. This communication must be part of the Agreement for the Closing Date and shall be signed by both parties.

(m) <u>Accounts Receivable</u>. The Receivables shown in the books of The Company are good and collectible, except for normal trade accounts which may become uncollectible in the ordinary course of business.

(n) <u>Banks and Financial Institutions</u>. The names and locations of all banks and other financial institutions at which The Company has any accounts or safety deposit boxes, the numbers

of such accounts, and the names of all persons authorized to draw thereon or have access thereto are set forth on **Exhibit A**, attached hereto and made a part hereof.

(o) Full Disclosure. None of the representations and warranties made by Seller, or made in any document, exhibit, certificate, memorandum or in any information of any kind furnished, or to be furnished by Seller, or on Seller's behalf, contains or will contain any false statement of a material fact.

(p) Brokers. There are no brokers, salesmen or finders involved in this transaction. If a claim for brokerage commission in connection with this transaction is made by any broker, salesmen or finder claiming to have dealt by, through or on behalf of one of the parties hereto ("**Indemnitor**"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("Indemnitee") and Indemnitee's officers, directors, agents and representatives, from and against any and all liabilities, damages, claims, costs, fees and expenses whatsoever, including reasonable attorneys' and paralegals' fees and costs up through and including all trial and appellate levels with respect to said claim for brokerage. The provisions of this Paragraph shall survive Closing or any cancellation or earlier termination of this Agreement.

(q) Anti-Corruption. Neither The Company nor any of its officers, shareholder, directors, agents or employees, acting on its behalf has: (i) made or offered to make any illegal payment to any officer or employee of any governmental agency or body, or any employee, customer or supplier of The Company or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts and not proceedings have been filed or commenced alleging any such payments. None of the officers, shareholders, directors, agents or employees of The Company are a governmental official.

(r) Intellectual Property. **Exhibit G** sets forth a complete list of all IP Rights used, held for use or owned by The Company (the "**Intellectual Property and SMS Platform**") and a true correct and complete list of all licenses, software, platforms, data, back up or similar agreements or arrangements to which The Company is a party, either as licensee or licensor with respect to the Intellectual Property and SMS Platform. The Company is the sole and exclusive owner of all of the Intellectual Property of each one. Neither The Company nor Seller have knowledge of nor received notice of any claim or basis for a claim against it that any of its operations, activities, products or publications infringes on any Intellectual Property right or other property right of a third party, or that it is illegally otherwise using the trade secrets or any property

rights of other. The Company owns all right, title and interest to any custom or proprietary software and telecommunications programs used in the conduct of its property rights of any third party. The Company uses all of its software for its intended use and complies with applicable law. The Company has no obligation to refund any fees for any products or services sold to any third party.

(s) Business Continuity. None of the software, computer hardware (whether general or special purpose), SMS capabilities and other similar or related items of automated, computerized and/or software systems and any other similar or related items of automated, computerized and/or software systems and any other networks or systems and related services that are used by or relied on by The Company in the conduct of its businesses (collectively, the "**Systems**") have experienced bugs, failures, breakdowns or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause a materially adverse effect to the Business and all of them are third party owned and operated.

5. COVENANTS OF SELLER.

(a) Financial and Other Information. Seller covenants that Seller will do or will cause to be done the following: (i) make available to Buyer as soon as practicable, all books, accounts, records and other financial and accounting data of The Company (including all available financial statements for the past five fiscal periods); and (ii) make available to counsel for Buyer as soon as practicable, all charter documents, minute books and other corporate records and all documents of title and related records of The Company.

(b) By laws. Seller covenants that will amend, modify or change at the expense of The Company the By Laws of The Company in case it is necessary or required by the Buyer, in order to guarantee The Company's corporate government. The actual By Laws of The Company are disclosed in **Exhibit A**

(c) Ordinary Course of Business. Seller will ensure that to the Closing Date, The Company will: (i) conduct the Business only in the ordinary course; (ii) make no increase in the compensation payable to, or agreements with, any employee or agent by which Buyer or The Company is bound; (iii) not make any commitment on behalf of Buyer or The Company by which Buyer or The Company is bound to any third party, including, without limitation, a commitment to hire any person as an employee; (iv) use Seller's best efforts to keep the business organization of The Company intact, and to keep available to Buyer the services of the present employees, and to preserve for Buyer the goodwill of the Business, suppliers, customers and dealers, and others

with which Seller and The Company have business relations; and (v) make no announcement or disclosure of the prospective purchase and sale contemplated by this Agreement without consultation and coordination of such announcement with Buyer. All parties will use their best efforts to attain a favorable public relations posture and response in the community, and to retain the goodwill of the Business pending, during and after closing

(d) Litigation. Seller will be fully responsible for all losses, damages, expenses, liabilities, attorneys' fees, claims or demands whatsoever suffered or incurred by Buyer or The Company as a result of any litigation or threatened litigation arising from matters that occur on or before the Closing Date.

(e) The Company Records and Minute Books. On the Closing Date: (i) the minute books of The Company will contain accurate and complete minutes of all meetings and proceedings of the directors, any committee appointed by the directors, and of the shareholders of The Company since the date of its incorporation, and all waivers, notices and other documents required by law to be contained in such books; (ii) all resolutions contained in the minute books will have been duly passed and all meetings referred to above duly called and held; (iii) the records of The Company concerning share certificates and share registers will be complete and accurate; and (iv) The Company will be in good standing under the laws of Texas and will have passed all resolutions necessary to approve and effect the transaction contemplated by this Agreement.

(f) Goodwill. Seller agrees to do everything within Seller's ability to protect the ongoing goodwill of The Company and the Business both before and after the Closing Date.

(g) Consents. Seller will diligently take all reasonable steps required to assure that The Company's licenses are not affected by the sale of the Shares to Buyer. In addition, Seller will diligently take all reasonable steps required to obtain, prior to the Closing Date, all consents to the assignment, transfer, conveyance or other disposition to Buyer where such a consent is required. Buyer will use its best efforts to assist in the obtaining of all such consents.

(h) Further Assurances. After the Closing Date, Seller will, at the expense of Buyer, execute and do all such further deeds, acts, things and assurances that may be requisite in the opinion of counsel for Buyer for more perfectly and absolutely assigning, transferring, assuring to and vesting in Buyer title to the Additional Assets, save and except for liens and encumbrances securing the assumed debt, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, equities or other claims of every nature and kind whatsoever, except as

disclosed in this Agreement and its Exhibits, and for carrying out the intention of, or facilitating the performance of, the terms of this Agreement.

(i) Distributions. The Seller will not do any cash distributions, nor any other kind, before closing date for purpose of dividends

(j) Seller's Release. Seller for Seller, Seller's heirs, successors and assigns, releases and forever discharges The Company and all of its affiliates, and its respective successors and assigns, of and from all claims and causes of action known or unknown, accrued or unaccrued, that Seller has or may have against any of them including, without limitation, all claims for past wages and all claims for compensatory, exemplary or punitive damages for any cause arising on, or prior to, the Closing Date.

(k) Seller agrees that he will not enter into any other business related with the SMS business during the term of this agreement and over 12 months of the termination of this agreement, and as long as Buyer does not have a past due debt and there is no breach of this agreement. The failure to comply with this disposition will give rise to Buyer to demand a compensation for at least twice the amount paid to Seller.

(j) Certificate of Closing. Seller agrees to provide Buyer, on the Closing Date, with a certificate dated the Closing Date certifying that all representations and warranties contained in this Agreement are true and correct as of the Closing Date, and that Seller has performed and complied with all agreements, warrants and conditions required by this Agreement to be performed or complied with by Seller ("**Closing Certificate**").

6. BOARD OF DIRECTORS.

The parties agree that a Board of Directors will be established, which will have at least 3 members. The Board of Directors will be responsible for setting the direction of The Company. The members responsibilities will be established in the By Laws, so The Company will have a corporate governance that meets the requirement to be a subsidiary of a company publicly listed in US Market.

The Board of Directors may replace the Managers of The Company at any time it deems it necessary or to ensure the good direction of The Company.

The Board of Directors will be appointed as follows:

President and Chairman: Mr. Leandro Jose Iglesias Conde

CEO and COO : Mr. Jesus Vega

CFO: Mr. Alvaro Quintana

7. SURVIVAL OF REPRESENTATIONS.

The representations, warranties, covenants and agreements by Seller in this Agreement and its Exhibits, or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by it will be true at and as of the Closing Date as though made at that time. Notwithstanding any investigations or inquiries made by Buyer prior to the Closing Date or the waiver of any conditions, the representations, warranties, covenants and agreements of Seller will survive the Closing Date and, notwithstanding the closing of the transaction of purchase and sale provided for in this Agreement, will continue in full force and effect.

8. INDEMNITY.

Seller agrees to reimburse Buyer and to indemnify and hold Buyer harmless from and against any and all losses, damages, expenses, liabilities, claims or demands whatsoever suffered or incurred by Buyer or The Company resulting or arising from: (a) any breach of, or misrepresentation in, the representations, warranties and covenants of Seller and/or Principal contained in this Agreement and its Exhibits or in the documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated by this Agreement; and (b) any and all liabilities and obligations whatsoever whether accrued, absolute, contingent or otherwise, relating to the operation of the Business prior to the Closing Date.

9. TERMINATION CONDITIONS.

Once this Acquisition Agreement is signed, Seller is obliged to sell and Buyer agrees to buy, and can only terminate this agreement if:

(a) Buyer or The Company is economically unviable, or is declared bankrupt.

(b) If during the Due Diligence or the Audit process, prior to closing or file 8-K, or 8-K amendment, some information is detected that causes a material impact on The Company valuation or that implies a violation of a US law, or that the Closing Date is delayed without logical reason, in which case Buyer may terminate the acquisition of The Company, and demand the return of the amounts paid until then, if so those amounts must be paid within a maximum period of 7 days.

(c) If the Parties mutually agree at any time to terminate the acquisition process. In this event, Seller must return to Buyer the amounts received up to that moment, within a maximum period of 7 days.

10. CONDITIONS PRECEDENT TO CLOSING.

The completion of the transaction contemplated by this Agreement is subject to: (a) Buyer obtaining approval to proceed from its Board of Directors, and any necessary third-party consents; (b) satisfactory completion of a Due Diligence review, by Buyer (including review of the financial statements and the other reports or audits referred to in this Agreement) within ninety (90) days from the date of the beginning of the Due Diligence as declared solely by the Buyer (Each Party pays for own expenses). These provisions or any of them may be removed by Buyer and are solely for its benefit. If the conditions are not satisfied and Buyer terminates this Agreement, then the Deposit, plus interest, if any, shall be returned to Buyer.

The Company will be delivered debt-free. This condition is related to debts, account payables or any liability, as well as, any receivable The Company may have with the Seller, related companies or companies related to the Seller. Excluding commercial debts or liabilities for services rendered between companies.

The Company will be delivered with normal levels of working capital, defined as current assets (except cash) minus current liabilities forecasted for the following 12 months, based on average levels of working capital for the 3 months preceding the closing.

The Company has prepared all accounting information in accordance with SEC standards in such manner that the Audit may be performed within 45 days after the signing date, The End of the Due Diligence.

11. CLOSING DOCUMENTS.

(a) Delivery of Closing Documents by Seller. On the Closing Date, Seller will deliver to Buyer or its counsel the following, in form and substance satisfactory to Buyer and its counsel: (i) the originals of the assignment declarations to effect the transfer of 100% of the Membership Interests (Capital Stock) and additional assets to the Buyer, duly signed by the Seller; (ii) the combined duly signed Members register and beneficial owner register of The Company evidencing the Buyer's entry as the holder of 100% of the Membership Interest with full voting rights and the beneficial owners in original form; (iii) a resolution of the Board of the Directors of

The Company by which the sale and transfer of 100% of the Membership Interest is approved and pursuant to which the Buyer is entered into the Members register of The Company as the owner of 100% of the Membership Interest, in original form; (iv) the minutes of the meetings of the Board of Directors and the Annual Members Meeting of The Company of the last three years (if available); (v) the Closing Certificate; (vi) certificate of good standing of The Company issued by the Commercial Registry Office of the State of Colombia; (vii) the Employment Agreements; and (viii) all other documents, acts, things and assurances as may be required in the reasonable opinion of the attorneys for Buyer for insuring that all of the transactions contemplated by this Agreement are carried out to the fullest extent possible.

13. CLOSING AND GENERAL.

(a) Closing Conditions. In order to complete the Closing, the Due Diligence must have been terminated; the SEC audit must have been completed and Buyer must have the 8-K file and 8-K Amendment ready to file. Once the transfer of The Company Shares and the Smart Gas Platform are completed, the Buyer will release the respective payments at closing date.

(b) Date and Time of Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares will be completed at a closing (the "**Closing**") to be held at 10:00 a.m. local time, time and date as will be agreed upon in writing between the parties or their respective attorneys.

(c) Place of Closing Date. The Closing will take place at Miami, Florida.

(d) Communications. All communications required to be given will be in writing and will be deemed to have been properly given if transmitted by E-Mail or delivered to the address of the party directly by U.S. Mail or Federal Express or other nationally recognized overnight courier service, and will be deemed to have been received, upon the date of delivery or transmission. Such communications will be sent to the following addresses:

SELLER: Jesus Vega

Calle 11 10-25, Ocana

Colombia

E-Mail: jesus@smsdirectos.com

+57-3188308129

BUYER: QGLOBAL SMS, LLC

300 Aragon Ave, Suite 375

Coral Gables, Florida 33134

Attention: Leandro Iglesias

+1(786)735-3700

+34(638)159301

E-Mail: ceo@iqstel.com

(e) Applicable Law. This Agreement will be deemed to be a contract made under the laws of the State of Florida and for all purposes will be governed by and interpreted in accordance with the laws prevailing in the State of Florida, without regard to principles of conflict of laws. Venue shall be state and federal courts located in Florida. The Company and this agreement has to fulfilment all the laws and regulations of the publicly listed companies in US.

(f) Inurement. This Agreement will inure to the benefit of and be binding upon the parties, their heirs, administrators, successors and assigns.

(g) Counterparts. This Agreement may be executed in several counterparts, each of which when so executed will be deemed to be an original and which will together constitute the one and the same agreement; and it will not be necessary in proving this Agreement to produce or to prove more than one such counterpart.

(h) Severability. If a court of competent jurisdiction should find any term or provision of this Agreement to be unenforceable and invalid by reason of being overly broad, the parties agree that the court shall limit the scope or duration of such provision to the maximum enforceable scope or duration allowed by law. Any term or provision deemed by a court of

competent jurisdiction to be unenforceable and invalid for any other reason shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.

(i) Legal Fees and Costs. In the event of any disputes or controversies arising from the Agreement or its interpretation, the prevailing party shall be entitled to recover its attorneys' and paralegals' fees and costs from the non-prevailing party, up through and including all trial, appellate and post-judgment proceedings. Each Party will pay its own fees and expenses (including legal, accounting, investment banking and financial advisory fees and expenses) incurred in connection with the negotiation and execution of this Agreement.

(j) Confidentiality. The parties agree that from and after the date of this Agreement, none of the terms and conditions of this Agreement or any other agreement entered into by the parties or their affiliates, will be disclosed to any third party other than attorneys, accountants, Buyer's lender and other professionals advising the parties in connection with the contemplated transaction, without the prior written consent of the other party. The parties further agree that any information exchanged in connection with the transaction contemplated by this Agreement is proprietary to the disclosing party, and confidential in nature and it will be treated as such by the receiving party unless such information is or becomes a matter of public record.

(k) Relation to Previous Agreements. This Agreement (including its appendices) constitutes the entire understanding and agreement between the Parties and supersedes and merges all prior agreements, promises, understandings, statements, representations, warranties, indemnities and covenants, whether written or oral with respect to the subject matter hereof.

(l) Entire Agreement. This Agreement, including the Exhibits and any other documents referred to herein, constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements, understandings or undertakings of the Parties.

(m) No Assignment. Neither Party shall assign this Agreement or any rights, claims, obligations or duties under this Agreement without the prior written consent of the other Parties.

(n) Tax Gross-Up. All payments to be made by the Buyer to the Seller shall be made free and clear of and without deduction, unless the tax deduction is required by law. If a tax deduction is required by law to be made by the Buyer, the amount of the payment due from that

Party shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SELLER	**BUYER**
Jesus Vega	Leandro Jose Iglesias Conde
ALCYCON CLOUD SMS, S.A.S	QGLOBAL SMS, LLC
President	Director

LIST OF EXHIBITS

1. **EXHIBIT A: THE COMPANY INFORMATION**

    A.1. Registration Certificate

    A.2. By Laws

    A.3. Financial Statements at December 31, 2019

    A.4. Bank Statement for the last 3 months (Will not be publicly disclosed)

    A.5. Bank Account Information

2. **EXHIBIT B: THE COMPANY EMPLOYEES AGREEMENTS**

3. **EXHIBIT C: THE COMPANY ASSETS**

4. **EXHIBIT D: THE COMPANY LIABILITIES**

5. **EXHIBIT E: THE COMPANY ACCOUNTABLE INFORMATION ACCORDING TO SEC STANDARD**

6. **EXHIBIT F: TAX RETURNS**

7. **EXHIBIT G: INTELECTUAL PROPERTIES AND SMS PLATFORM (The key information will not be Publicly disclosed)**